Exhibit 99.1

FOSSIL GROUP, INC. REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

Triples Transform and Grow Plan to $300 Million

Provides Updated Full Year 2023 Outlook

Richardson, TX, AUGUST 9, 2023 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fiscal second quarter ended July 1, 2023.

Second Quarter Summary

•Second quarter worldwide net sales totaled $322 million, decreasing 13%.

•Net sales in the Company’s direct to consumer channels were down 4% in constant currency, with comparable retail sales growth of 3%. Net sales in our wholesale channels were down 19%.

•FOSSIL brand sales grew slightly in traditional watches, more than offset by declines in smartwatches and leathers, resulting in a total brand sales decline of 8% in constant currency.

•Operating loss of $35 million compared to a loss of $11 million a year ago. Adjusted operating loss of $28 million compared to adjusted operating loss of $8 million last year.

•Inventory totaled $324 million, a decrease of 26% versus a year ago; and the Company total liquidity of $205 million at quarter end.

Expanded Transform and Grow Plan

The Company is expanding its previously announced Transform and Grow Plan (“TAG Plan”) following a more comprehensive review of its business model. The financial goals of the TAG Plan have expanded beyond operating expense reductions to include gross margin improvements, which are expected to drive incremental operating income benefits over the next three years.

The expanded TAG Plan is expected to generate approximately $300 million of annualized operating income benefits by the end of 2025. The previously announced TAG Plan was expected to generate $100 million of annualized operating income benefits by the end of 2024. In connection with the TAG Plan, the Company expects to incur charges of approximately $35 million in 2023, and approximately $100 million - $120 million over the duration of the program. With these measures, our goal is to achieve adjusted gross margins in the low to mid 50% range and adjusted operating margins of approximately 10%.

To execute the expanded TAG Plan, the Company has created a Transformation Office and will partner with Alvarez & Marsal’s Consumer and Retail Group, leaders in consumer and retail transformation. In addition to the program outlined above, the Transformation Office is focused on the three growth pillars outlined in March 2023, which includes: 1) revitalizing the Fossil brand, 2) maximizing our licensed brand portfolio in watches and jewelry and 3) growing our premium watch offerings.

A presentation outlining our updated Transform and Grow Plan can be found on www.fossilgroup.com in the Investor Relations section.

Kosta Kartsotis, Chairman and CEO, stated, “By expanding our Transform and Grow Plan, we are taking bold and significant steps to reshape our business and financial model. Partnering with Alvarez & Marsal, a leading consulting firm, has brought additional insights and enabled a broader and more comprehensive review of our business. Establishing a Transformation Office will leverage our joint capabilities to drive accelerated change. As a result, we have tripled the size of our original program to $300 million in annualized benefits by 2025.

The actions to be taken under this expanded Transform and Grow Plan will better fuel our growth strategies and are designed to return the Company to a double digit operating margin model and thereby create shareholder value.”

Second Quarter 2023 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $322.0 million, a decrease of 13% on a reported basis and in constant currency compared to $371.2 million in the second quarter of fiscal 2022. Net sales, in constant currency, declined 19% in Europe, 13% in Americas and 5% in Asia versus the same quarter last year. Wholesale sales decreased 19% while our direct to consumer sales declined 4% on a constant currency basis. Within our direct to consumer channels, comparable retail sales grew 3%. Traditional watch sales declined 8% in constant currency in the second quarter, primarily due to declines in Americas and Europe. Smartwatch sales decreased 46% reflecting lower consumer demand across geographies and channels and our deemphasis of the category as compared to the prior year period. The leathers category decreased 6% and jewelry sales declined 19% in constant currency during the second quarter. From a brand lens, the majority of the brands in our portfolio decreased in the second quarter. FOSSIL branded sales decreased 8% in constant currency largely driven by declines in smartwatches and leathers, while traditional watch sales increased slightly.

•Gross profit totaled $156.7 million compared to $191.3 million in the second quarter of 2022. Gross margin decreased 290 basis points to 48.7% versus 51.6% a year ago. The year-over-year decrease primarily reflects increased promotions, an unfavorable currency impact, net foreign currency hedging contract losses in the current year as compared to gains in the prior year and restructuring charges related to product offering exits. These costs were partially offset by decreased freight costs.

•Operating expenses totaled $192.0 million compared to $202.3 million a year ago. As a percentage of net sales, operating expenses were 59.6% in the second quarter of 2023 compared to 54.5% in the prior year second quarter. Selling, general and administrative (“SG&A”) expenses were $187.2 million compared to $199.2 million in the second quarter of 2022. As a percentage of net sales, SG&A expenses were 58.1% in the second quarter of 2023 compared to 53.6% in the prior year second quarter, largely driven by decreased sales.

•Operating loss was $35.3 million compared to $10.9 million in the second quarter of 2022. Operating margin was (11.0)% in the second quarter of 2023 compared to (2.9)% in the prior year second quarter. Adjusted operating loss totaled $27.6 million compared to $7.8 million in the second quarter of 2022. Adjusted operating margin was (8.6)% in the second quarter of 2023 compared to (2.1)% in the prior year second quarter.

•Interest expense increased to $5.3 million compared to $4.3 million in the second quarter of 2022, primarily driven by a higher debt balance and an increased interest rate.

•Other income (expense) was income of $7.2 million compared to expense of $1.7 million in the second quarter of 2022, reflecting net currency gains in the second quarter of 2023 as compared to net currency losses in the prior year second quarter.

•Income (loss) before income taxes was $(33.5) million compared to $(16.9) million in the second quarter of 2022.

•Adjusted EBITDA was $(15.4) million, or (4.8)% of net sales in the second quarter of 2023 and $(0.3) million, or (0.1)% of net sales in the prior year quarter.

•Provision (benefit) for income taxes was a benefit of $7.2 million, resulting in an effective income tax rate of 21.5% compared to expense of $2.0 million and an effective tax rate of (11.8)% in the prior year. The effective tax rate in the second quarter of 2023 was favorable as compared to the prior year due to reduced foreign taxes.

•Net loss totaled $26.5 million with net loss per diluted share of $0.51, which compares to a net loss of $19.1 million and net loss per diluted share of $0.37 in the prior year quarter. Adjusted net loss for the second quarter was $20.4 million with adjusted net loss per diluted share of $0.40 compared to adjusted net loss of $16.6 million with adjusted net loss per diluted share of $0.33 in the prior year quarter. During the second quarter of 2023, currencies favorably affected net loss per diluted share by approximately $0.03.

Balance Sheet Summary

As of July 1, 2023, the Company had cash and cash equivalents of $132.1 million. Inventories at the end of the second quarter of 2023 totaled $323.9 million, a decrease of 26% versus a year ago. Total debt was $243.5 million.

Outlook

The Company is updating its guidance for the full year 2023 to reflect results from the second quarter, continued declines in our wholesale channels in the Americas and Europe and a more gradual sales recovery in China than previously estimated.

For fiscal year 2023, the Company now expects worldwide net sales declines of approximately 5% to 10% versus prior guidance of net sales declines of 5% to growth of 1%. The net revenue guidance assumes prevailing currency rates.

The Company now expects adjusted operating margin(1) guidance for the full year to be -2% to -4% of net sales, down from prior guidance of flat to 3%.

The Company now expects restructuring charges of approximately $35 million for the full year 2023 in connection with its expanded Transform and Grow Plan.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: risks related to the success of the TAG Plan; increased political uncertainty, the effect of worldwide economic conditions; the effect of a pandemic; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligation; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 26 Weeks Ended
($ in millions, except per share data):	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net sales	$322.0	$371.2	$647.0	$747.0
Cost of sales	165.3	179.9	329.6	371.3
Gross profit	156.7	191.3	317.4	375.7
Gross margin	48.7%	51.6%	49.1%	50.3%
Operating expenses:
Selling, general and administrative expenses	187.2	199.1	378.1	395.0
Other long-lived asset impairments	0.2	0.2	0.2	0.5
Restructuring charges	4.6	2.9	11.7	5.4
Total operating expenses	$192.0	$202.2	$390.0	$400.9
Total operating expenses (% of net sales)	59.6%	54.5%	60.3%	53.7%
Operating income (loss)	(35.3)	(10.9)	(72.6)	(25.2)
Operating margin	(11.0)%	(2.9)%	(11.2)%	(3.4)%
Interest expense	5.3	4.3	10.4	8.3
Other income (expense) - net	7.1	(1.7)	9.9	(0.1)
Income (loss) before income taxes	(33.5)	(16.9)	(73.1)	(33.6)
Provision (benefit) for income taxes	(7.2)	2.0	(5.6)	6.7
Less: Net income attributable to noncontrolling interest	0.2	0.2	0.3	0.3
Net income (loss) attributable to Fossil Group, Inc.	$(26.5)	$(19.1)	$(67.8)	$(40.6)
Earnings per share:
Basic	$(0.51)	$(0.37)	$(1.30)	$(0.78)
Diluted	$(0.51)	$(0.37)	$(1.30)	$(0.78)
Weighted average common shares outstanding:
Basic	52.3	51.7	52.1	51.9
Diluted	52.3	51.7	52.1	51.9

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Consolidated Balance Sheet Data ($ in millions):	July 1, 2023	July 2, 2022
Assets:
Cash and cash equivalents	$132.1	$167.1
Accounts receivable - net	162.7	176.5
Inventories	323.9	437.9
Other current assets	178.9	183.3
Total current assets	$797.6	$964.8
Property, plant and equipment - net	$75.9	$80.6
Operating lease right-of-use assets	144.9	168.6
Intangible and other assets - net	55.0	69.4
Total long-term assets	$275.8	$318.6
Total assets	$1,073.4	$1,283.4

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$321.2	$420.7
Short-term debt	0.4	0.6
Total current liabilities	$321.6	$421.3
Long-term debt	$243.0	$248.9
Long-term operating lease liabilities	135.1	163.9
Other long-term liabilities	36.8	55.3
Total long-term liabilities	$414.9	$468.1
Stockholders’ equity	336.9	394.0
Total liabilities and stockholders’ equity	$1,073.4	$1,283.4

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the 26 Weeks Ended
	July 1, 2023			July 2, 2022	July 1, 2023			July 2, 2022
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$146.7	$(0.5)	$146.2	$168.3	$284.6	$(0.2)	$284.4	$330.2
Europe	88.3	(1.1)	87.2	107.9	194.0	3.9	197.9	232.4
Asia	84.1	4.0	88.1	92.6	164.3	9.1	173.4	179.4
Corporate	2.9	—	2.9	2.4	4.1	0.1	4.2	5.0
Total net sales	$322.0	$2.4	$324.4	$371.2	$647.0	$12.9	$659.9	$747.0

Product categories:
Watches:
Traditional watches	$236.1	$1.9	$238.0	$258.7	$461.5	$9.1	$470.6	$520.1
Smartwatches	17.8	—	17.8	33.4	42.2	0.9	43.1	71.4
Total watches	$253.9	$1.9	$255.8	$292.1	$503.6	$10.1	$513.7	$591.5
Leathers	33.3	0.4	33.7	35.9	73.6	1.4	75.0	70.1
Jewelry	27.4	—	27.4	33.9	56.4	1.3	57.7	68.6
Other	7.4	0.1	7.5	9.3	13.4	0.1	13.5	16.8
Total net sales	$322.0	$2.4	$324.4	$371.2	$647.0	$12.9	$659.9	$747.0

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2022		Fiscal 2023
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$15.5	$(4.0)	$(39.6)	$(33.5)	$(61.6)
Plus:
Interest expense	5.1	5.8	5.0	5.3	21.2
Amortization and depreciation	5.6	5.7	5.1	4.8	21.2
Impairment expense	0.6	1.2	0.1	0.2	2.1
Other non-cash charges	(0.4)	(0.3)	(0.2)	(0.5)	(1.4)
Stock-based compensation	(0.3)	2.3	1.4	1.6	5.0
Restructuring expense	—	0.7	7.1	4.6	12.4
Restructuring cost of sales	—	—	5.3	2.9	8.2
Unamortized debt issuance costs included in loss on extinguishment of debt	—	1.1	—	—	1.1
Less:
Interest income	0.1	0.4	0.6	0.8	1.9
Adjusted EBITDA	$26.0	$12.1	$(16.4)	$(15.4)	$6.3

	Fiscal 2021(1)		Fiscal 2022
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$40.9	$27.1	$(16.7)	$(16.9)	$34.4
Plus:
Interest expense	6.4	4.8	4.0	4.3	19.5
Amortization and depreciation	7.0	6.2	6.2	5.8	25.2
Impairment expense	0.6	2.9	0.3	0.2	4.0
Other non-cash charges	1.1	(0.6)	(0.2)	(0.2)	0.1
Stock-based compensation	2.9	2.4	2.2	3.8	11.3
Restructuring expense	5.4	3.2	2.6	2.9	14.1
Unamortized debt issuance costs included in loss on extinguishment of debt	—	11.7	—	—	11.7
Less:
Interest income	0.1	0.1	0.1	0.2	0.5
Adjusted EBITDA	$64.2	$57.6	$(1.7)	$(0.3)	$119.8
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended July 1, 2023
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(35.3)	$2.9	$0.2	$4.6	$(27.6)
Operating margin (% of net sales)	(11.0)%				(8.6)%
Interest expense	(5.3)		$—	$—	(5.3)
Other income (expense) - net	7.2		—	—	7.2
Income (loss) before income taxes	(33.5)	2.9	0.2	4.6	(25.8)
Provision (benefit) for income taxes	(7.2)	0.6	—	1.0	(5.6)
Less: Net income attributable to noncontrolling interest	(0.2)	—	—	—	(0.2)
Net income (loss) attributable to Fossil Group, Inc.	$(26.5)	$2.3	$0.2	$3.6	$(20.4)
Diluted earnings (loss) per share	$(0.51)	$0.04	$—	$0.07	$(0.40)

	For the 13 Weeks Ended July 2, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(10.9)	$0.2	$2.9	$(7.8)
Operating margin (% of net sales)	(2.9)%			(2.1)%
Interest expense	(4.3)	—	—	(4.3)
Other income (expense) - net	(1.7)	—	—	(1.7)
Income (loss) before income taxes	(16.9)	0.2	2.9	(13.8)
Provision for income taxes	2.0	—	0.6	2.6
Less: Net income attributable to noncontrolling interest	(0.2)	—	—	(0.2)
Net income (loss) attributable to Fossil Group, Inc.	$(19.1)	$0.2	$2.3	$(16.6)
Diluted earnings (loss) per share	$(0.37)	$—	$0.04	$(0.33)

	For the 26 Weeks Ended July 1, 2023
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(72.6)	$8.2	$0.2	$11.7	$(52.5)
Operating margin (% of net sales)	(11.2)%				(8.1)%
Interest expense	(10.4)	—	—	—	(10.4)
Other income (expense) - net	9.9	—	—	—	9.9
Income (loss) before income taxes	(73.1)	8.2	0.2	11.7	(53.0)
Provision (benefit) for income taxes	(5.6)	1.7	—	2.5	(1.4)
Less: Net income attributable to noncontrolling interest	(0.3)	—	—	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$(67.8)	$6.5	$0.2	$9.2	$(51.9)
Diluted earnings (loss) per share	$(1.30)	$0.12	$—	$0.18	$(1.00)

	For the 26 Weeks Ended July 2, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(25.2)	$0.5	$5.4	$(19.3)
Operating margin (% of net sales)	(3.4)%			(2.6)%
Interest expense	(8.3)	—	—	(8.3)
Other income (expense) - net	(0.1)	—	—	(0.1)
Income (loss) before income taxes	(33.6)	0.5	5.4	(27.7)
Provision for income taxes	6.7	0.1	1.1	7.9
Less: Net income attributable to noncontrolling interest	(0.3)	—	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$(40.6)	$0.4	$4.3	$(35.9)
Diluted earnings (loss) per share	$(0.78)	$0.01	$0.08	$(0.69)

Store Count Information

	July 2, 2022	Opened	Closed	July 1, 2023
Americas	157	0	11	146
Europe	113	1	22	92
Asia	79	3	5	77
Total stores	349	4	38	315

END OF RELEASE